Exhibit 10.4

CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of March   , 2004 by and between StarTek, Inc., a Delaware corporation (“StarTek”), and Toni E. Stephenson, MASSET Trust and FASSET Trust (collectively, the “Selling Stockholders”).

Recitals

     A. StarTek and the Selling Stockholders have entered into an Underwriting Agreement, dated March    , 2004 (the “Underwriting Agreement”), with Lehman Brothers, Inc., SunTrust Capital Markets, Inc. and Thomas Weisel Partners LLC as representatives of the several underwriters listed Schedule 1 thereto (collectively, the “Underwriters”).

     B. The Underwriting Agreement provides that StarTek and the Selling Stockholders will, under certain circumstances, indemnify and provide contribution to the Underwriters and their affiliates.

     C. StarTek and the Selling Stockholders desire to contribute to certain amounts payable by the other parties hereto in the event any party hereto must make indemnification or contribution payments under the Underwriting Agreement.

     D. The Selling Stockholders desire to reimburse StarTek for certain expenses payable by StarTek pursuant to the Underwriting Agreement.

Agreement

     In consideration of the Recitals set forth above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Contribution. If StarTek or any Selling Stockholder is required to pay any amounts to pursuant to Section 10 of the Underwriting Agreement (an “Indemnifying Party”), StarTek and each of the Selling Stockholders shall severally and not jointly contribute to the amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect (a) primarily, the relative benefits received by StarTek and by the Selling Stockholders from the completion of the transactions contemplated by the Underwriting Agreement, (b) secondarily, the relative fault of StarTek and each of the Selling Stockholders with respect to statements or omissions which resulted in such loss, claim, damage or liability or action in respect thereof, and (c) tertiarily, other equitable conditions. The relative benefits received by the Selling Stockholders shall in the aggregate equal 100% of the total benefits from the transactions contemplated by the Underwriting Agreement and shall be apportioned among the Selling Stockholders in proportion to the number of shares of Common Stock sold pursuant to the Underwriting Agreement (including any Option Stock). The relative benefits received by

StarTek shall equal 0% of the total benefits accruing from the transactions contemplated by the Underwriting Agreement. The relative fault of StarTek and of any Selling Stockholder shall be determined by reference to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          StarTek and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 1 were determined by pro rata allocation or by any other method of allocation which does not take account of the methods of allocation and other equitable considerations referred to in the immediately preceding paragraph.

     2. Reimbursement of Expenses. Within 10 days of receipt of an invoice from StarTek, the Selling Stockholders shall reimburse all amounts paid by StarTek pursuant to Sections 8 and 13 of the Underwriting Agreement.

     3. Notices. Any notice given in connection with this Agreement shall be given in writing and shall be deemed given (a) upon personal delivery or confirmed transmission by telecopy or similar facsimile transmission device, (b) upon the first business day after receipted delivery to a courier service that guarantees next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, return receipt requested, postage prepaid, in any case to the appropriate party at its address set forth in the Underwriting Agreement or to such other address, number or party as shall be provided to the other party in a written notice delivered in accordance with this Section 3.

     4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflicts of laws principles.

     5. Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be binding upon any party hereto unless it is in writing and executed by all parties hereto or, in the case of a waiver, by the party waiving compliance.

     6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     7. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements or understandings whatsoever.

     8. Term. This Agreement shall continue until expiration of the applicable statutes of limitations has expired on all claims that may arise under this Agreement or the parties hereto mutually agree in writing, whichever first occurs.

     9. Captions. The headings which appear in some of the sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the sections in which they appear.

     10. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same document.

     11. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

     12. Facsimile Signature. This Agreement may be executed by telefacsimile or scanned .pdf signature and a telefacsimile or scanned .pdf signature will constitute an original signature for all purposes.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

Toni E. Stephenson

MASSET Trust
By:
	Name:	Pamela S. Oliver
	Title:	Trustee

FASSET Trust
By:
	Name:	Pamela S. Oliver
	Title:	Trustee

STARTEK, INC., a Delaware corporation
By:
	Name:	William E. Meade, Jr.
	Title:	President and Chief Executive Officer

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